Exhibit 99.1

FOR IMMEDIATE RELEASE

H&Q LIFE SCIENCES INVESTORS ANNOUNCES INCREASE OF

DISTRIBUTION RATE UNDER MANAGED DISTRIBUTION POLICY

BOSTON, MA, November 1, 2010 — H&Q Life Sciences Investors announced today that it will increase the rate it pays pursuant to its managed distribution policy (the “Policy”) to 2% of net assets each quarter, up from the previous distribution rate of 1.25% each quarter.  The increased distribution rate is effective with the Fund’s next distribution payment on December 30, 2010 and is payable to holders of record on November 22, 2010 with an ex-dividend date of November 18, 2010.

Given the recent improvement in market conditions, the Fund’s Board of Trustees believes that restoring the distribution rate pursuant to the Policy to its historical level is an appropriate step.  The Board of Trustees also recognizes that cash flow is a consideration for many of the Fund’s shareholders and believes that periodic cash distributions at the adjusted level may attract investors seeking an increased and consistent level of cash flow.

Distributions under the Policy may consist of net realized long-term capital gains, net realized short-term capital gains, net investment income or return of capital.  In general, the Fund will seek to realize capital gains for this purpose in a manner which the Adviser believes is consistent with prudent portfolio management and the investment objective of the Fund.  The Fund may also make additional distributions for the purpose of avoiding federal income tax on the Fund and for the purpose of avoiding federal excise tax.  The Board of Trustees will continue to monitor the Policy and may change the rate of distribution or suspend distributions as it deems warranted.

A portion of the Fund’s distributions may from time to time include a return of capital.  Investors should understand that a return of capital is not a distribution from income or gains of the Fund.  As required under the Investment Company Act of 1940, a notice with the estimated components of each distribution will be communicated at the time of payment.  Such information will also be announced in a press release and posted to the Fund’s website at www.hqcm.com.  The information should not be used to prepare tax returns as the estimates indicated in the notice may differ from the ultimate federal income tax characterization of distributions.  After the end of each calendar year, investors will be sent a Form 1099-DIV informing them how to report distributions for tax purposes.

H&Q Life Sciences Investors (NYSE: HQL) is a closed-end fund that invests in public and private companies in the healthcare industry.  Hambrecht & Quist Capital Management LLC, based in Boston, serves as Investment Adviser to the Fund.  Shares of the Fund can be purchased on the New York Stock Exchange through any securities broker.

For additional information, please visit www.hqcm.com or call (617) 772-8500.